EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121076, No. 333-119700 and No. 333-107304) and on Form S-8 (No. 333-116093, No. 333-173175, No. 333-182934, No. 333-210332 and No. 333-231651) of Travelzoo of our reports dated March 20, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Travelzoo, appearing in this Annual Report on Form 10-K of Travelzoo for the year ended December 31, 2019.

/s/ RSM US LLP

San Jose, California
March 20, 2020